Exhibit 10.2

EXECUTION VERSION

Martha Stewart Living Omnimedia, Inc.

601 W. 26th Street

New York, NY 10001

September 15, 2011

Charles A. Koppelman

Dear Mr. Koppelman:

Reference is made to your Amended and Restated Employment Agreement dated as of July 26, 2011 (the “Employment Agreement”) between you and Martha Stewart Living Omnimedia, Inc. (the “Company”). In connection with the termination of your employment effective as of September 15, 2011 (the “Date of Termination”), you and the Company have agreed to amend the Employment Agreement as follows:

1. Notwithstanding Section 9(b)(iii) and the second and third sentences in Section 9(b) of the Employment Agreement, your Severance Payment (as defined in the Employment Agreement) will be paid as follows:

(i) $500,000 will be paid to you within 60 days of the Date of Termination, of which $279,449.77 will be applied in satisfaction of your withholding tax obligations with respect to accelerated vesting of your outstanding equity awards, and the balance, less applicable withholding taxes, will be remitted to you; and

(ii) the balance of your Severance Payment ($966,923), less applicable withholding taxes, will be paid to you during the second week in January 2012.

2. All other terms and conditions of the Employment Agreement shall remain in effect in accordance with their terms.

Please indicate your agreement to the foregoing amendment to the Employment Agreement by signing and returning a copy of this letter at your earliest convenience.

Sincerely,

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/ Daniel Taitz
Name:	Daniel Taitz
Title:	Chief Administrative Officer

EMPLOYEE ACKNOWLEDGEMENT:

I have read and understand the above terms and conditions and by signing below, I agree to the terms and conditions of the amendment to the Employment Agreement.

/s/ Charles Koppelman
Charles A. Koppelman

9/15/2011
Date